EXHIBIT 99.2

On August 3, 2017, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2017 Second Quarter Financial Results Conference Call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session, at that time if you have a question you will need to press star one on your touch tone phone. As a reminder, this conference is being recorded today and a replay will be accessible at www.inTEST.com. I will now turn the call over to inTEST investor relations consultant, Laura Guerrant. Please go ahead.

Laura Guerrant:

Thank you Operator, and thank you for joining us for inTEST 2017 Second Quarter Financial Results Conference Call. Before we begin, please be aware that our press release was issued today with an error, the wire service issued the release without the reconciliation of GAAP to non-GAAP net earnings cable.

Instead, it was issued with duplicate condensed consolidated balance sheet data tables. The correct release is in the process of being issued. If you need a copy of the corrected release, please contact me directly via e-mail at lguerrant@guerrantir.com. With us today are Robert Matthiessen inTEST Chairman, President, and CEO; Hugh Regan Treasurer and Chief Financial Officer; and James Pelrin Executive Vice President and Chief Operating Officer.

Bob will briefly review highlights from the second quarter as well as current business trends followed by an update on our recent acquisition on Ambrell by Jim. Hugh will then review inTEST detail financial results and discuss guidance for the 2017 third quarter. We'll then have time for any questions.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectation. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, changes in business conditions in the economy, changes in the demands of semiconductors, changes in the rates of and timing of capital expenditures by our customers, our ability to integrate Ambrell Corporation into our business successfully or operate Ambrell profitably.

The success of our strategy to diversify our business by entering markets outside the clinic semiconductor or ATE markets, progress of product development program, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the company's SEC filings including but not limited to inTEST periodic reports on form 10-K and form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events. During today's call we will make reference to non-GAAP financial measures.

We have provided additional information concerning these non-GAAP measures, including a reconciliation for the directly comparable GAAP measure in our press release, which is posted on the investor page of our website www.intest.com. And with that, let me now turn the call over to Bob Matthiessen, please go ahead Bob.

Robert Matthiessen:

Thanks, Laura. I'd like to welcome everyone to our 2017 Second Quarter Conference Call. We are very pleased with our results for the quarter. We continue to see strong demand for our broad base solutions. On the heels of an exceptionally strong first quarter, second quarter revenue increased 33% year over year, excluding the impact of Ambrell Corporation, which we acquired on May 24, 2017. And we mark the Company's 31st consecutive quarter of profitability. It should be noted that these resulted include only five weeks post acquisition contribution from Ambrell's operations during the quarter.

Our thermal segment, which is now composed of the combined business of inTEST Thermal Solutions, or iTS and Ambrell delivered solid results during the quarter. iTS provides thermal products for test and development applications while Ambrell provides thermal induction heating products for industrial manufacturing applications. We have strategically diversified this segment, resulting in new opportunities in industrial manufacturing through both OEM and end user applications. This diversification compliments our broad penetration into electronic test markets, broadening inTEST footprint as provider of highly engineered thermal products, now for both test and industrial applications.

Thermal segment bookings for the second quarter were 8.8 million, which included 2.3 million in booking for Ambrell, compared with first quarter bookings of 7.3 million. Q2 thermal segment revenues were 9.2 million, which included two million of revenues for Ambrell, compared with 7.8 million in the first quarter.

Customers from Mill-Aero and telecom continued with strong orders in North America. Telecom in Asia and our (choer) systems remain strong with increased business over Q1. There was a slight decrease in Asia business, due to a drop off in the semi-market.

Thermal segment highlights for the quarter included large Mill-Aero customers purchase variety of ThermoStreams, cyro-plates, and chambers. A major supplier of military communication systems purchased four large thermal platforms for satellite communication system test and development. A major supplier of optical transceivers purchased six ThermoStreams for product development in the U.S. A semiconductor OEM purchased two additional systems for MEMS testing. Telecom Companies in Asia purchased 41 ThermoStream systems valued at more than $1 million as telecoms continue production for broadband optical components. A new OEM manufacture of custom pumping systems purchased their first fluid chiller industrial pump system. A semiconductor OEM purchased four fluid chiller systems and IBM an additional fluid chiller system. And an instrument manufacture purchased a gas chiller for laser inspection systems.

Turning to our EMS product segment, and as a reminder, we have combined electrical and mechanical segments to create the EMS product segment.

Q2 EMS segment bookings were 5.8 million compared with 7.8 million in Q1. And EMS revenues were 6.7 million compared with 6.4 million in the first quarter. While EMS bookings were lower than Q1, business remains strong. And Q2 was higher than any other quarter in the previous year. Business in the second quarter was fuelled by end users, IDMs, and OEMs continued ramp up of new production. The heaviest ramps originated from companies supplying parts to the automotive industry. Demand for the internet of things, industrial and consumer electronics also continue to drive Q2 business. We also added a sales resource in Asia, resulting in significant new business from this region.

EMS highlights for the quarter include a large subcontractor purchase 24 docking systems for final test handlers. And a large IDM purchased 22 sets of docking and interface hardware. Another IDM purchased 15 test interfaces for a mixed signal tester. A new customer in China purchased two interfaces. And a new OEM in Japan purchased a Cobalt 500 class manipulator for a new tester platform now being introduced to the market.

So looking forward we continue to see significant opportunities. Key drivers for inTest include the surging use of sophisticated electronics in automobiles continued growth of telecommunications and internet backbone, the drive for improved semi-device packaging, and the growth of application for the Internet of things. As we continue to execute our differentiated product strategy, we believe that conditions for our long term success remain firmly in place. And we are solidly on track for a strong 2017.

And with that I'd like to turn the call over to Jim. Jim?

James Pelrin:

Thank you, Bob. I would just like to reiterate the significance of our Ambrell acquisition. Ambrell's induction heating technology compliments our current thermal technologies and establishes our position in industrial markets with a diverse customer base in the broad manufacturing space, including many emerging markets, consumer product packaging, fiber optics, automotives, and other markets. In the coming quarters we'll sharing highlights from Ambrell detailing its important contributions to the thermal segment and inTEST as a whole. Ambrell's outlook for Q3 and Q4 was upbeat with continued activity from OEM partners and major customers operating in a wide range of markets.

And with that I'll turn the call over to Hugh to discuss our second quarter results in detail. Hugh?

Hugh Regan:

Yes. Thank you, Jim. Second quarter 2017 end user net revenues were $15.1 million or 95% of net revenues; compared to $12.5 million or 88% of net revenues in the first quarter. OEM net revenues were $762,000 or 5% of net revenues; down from $1.7 million or 12% for the first quarter.

Net revenues for markets out side of the ATE market were $5.7 million or 36% of net revenues; compared with $3.7 million or 26% of revenues in the first quarter. As noted earlier in this call, Ambrell net revenues for the second quarter were 2 million. And our net revenues for markets outside of the ATE market, excluding Ambrell, were 3.7 million or 24% of net revenues. So clearly, Ambrell does further diversify our served markets. We expect that revenues from markets outside of the ATE will equal or excess our ATE market revenues going forward.

Our second quarter gross margin was $8.4 million or 55% as compared with $7.7 million or 55% in the first quarter. The reduction in gross margin was primarily the result of an increase in our fixed manufacturing costs and a less favorable absorption of these costs; partially off set by a decrease in our consolidated component material costs, which declined from 33.2% in the first quarter to 32.8% in the second quarter.

Our fixed manufacturing costs increased by $444,000 or 31% sequentially. And represented 12% of our net revenues in the second quarter; compared to 10% in the first quarter. Ambrell's fixed manufacturing costs were $404,000. And excluding the impact of Ambrell, our fixed manufacturing costs would have only increased $40,000 or 3% sequentially, and would represent 9% of our net revenues for the second quarter. The increase in second quarter fixed manufacturing costs was primarily the result of increased cost for insurance.

The decrease in our component material cost was driven - was driven by a reduction in the component material costs of our EMS segment, which declined from 35.1% in the first quarter to 32.7% in the second quarter, due to a more favorable product mix which reflected a much higher level of docking (hard rush) sales in the second quarter as compared with the first. This improvement was partially off set by an increase in the component material cost of our thermal segment, which grew from 31.7% in the first quarter to 32.9% in the second quarter.

This increase was due to a less favorable product mix in the second quarter, as compared to the first. Excluding the impact of the acquisition of Ambrell, our second quarter growth margin, would have been 7.5 million dollars or 54%. Ambrell second quarter, 2017 gross margin was 49%. Selling expense was 1.9 million to the second quarter, compared to 1.7 million in the first quarter -- an increase of $203,000 or 12%.

Second quarter selling expense included $317,000 for Ambrell. Excluding this amount our second quarter selling expense would have been $1.6 million dollars, which was $114,000 or 7% sequential decrease. The reductions were primarily related to lower levels of sales travel and commission. Engineering and product development expense was $982,000 for the second quarter, compared to $935, 000 for the first quarter -- an increase of $47,000 or 5% sequentially.

Second quarter engineering and product development expense included $82,000 for Ambrell. Excluding this amount our second quarter, engineering and product development expense would have been, $900,000, which was at $35,000 or 4% decrease sequentially. The reduction was primarily related to lower levels of salary and benefit costs in our EMS segment, and reduced patent legal costs, which were partially offset by increase spending on development materials by our thermal segment.

General and administrative expense grew from $2 million dollars in the first quarter, to $3.3 million dollars in the second quarter -- an increase $1.3 million, or 65%. Included in the second quarter GNA expense was $849,000 of transaction costs related to the acquisition of Ambrell, and $536.000 of G&A costs for Ambrell. Excluding these amounts, our second quarter G&A expense would have been $1.9 million, which was a $92,000 or 5% sequential decrease.

The decrease primary the result of lower levels of salary and benefit costs in our corporate segment, and reduced travel costs. These reductions were partially offset by increases in officer and staff bonuses accruals. Other income was $54,000 in the second quarter, compared to $41,000 in the first quarter, an increase of $13,000 or 32%.

Included in other income for the second quarter was $12,000 of forex transactions gains for Ambrell; excluding this amount, second quarter other income would have been $42,000 which was an increase of $1,000 or 2% sequentially. We accrued an income tax expense of $891,000 in the second quarter, compared to $1.1 million accrued in the first quarter. Our effective tax rate increased to 38% in the second quarter, from 35% in the first quarter.

The increase in our effective tax rate primarily reflects not recording tax benefits on losses incurred in Ambrell's European operations, as we don't expect to be able to utilize them due to expected changes in our operating structure.

At June, 30, 2017, we had a deferred tax liability of $4.1 million, compared to a differed tax asset of $1.1 million as of March, 31, 2017. The acquisition of Ambrell brought over $1.8 million of differed tax liabilities, which we are in the process of evaluating as part of our purchase price allocation work, which is on going.

In connection with our quarter closing, and the estimates we have created for Ambrell, we established at $3.4 million differed tax liability, related to the estimated and tangible assets, we have primitively determined for Ambrell. Offsetting these differed tax liabilities was a $1.1 million differed tax asset. We expect our tax rate for the balance of 2017, to be in the range of 35 to 37%.

On a gap basis, second quarter net earnings, were $1.4 million, or 14 cents per diluted share, compared with first quarter net earnings of $2.1 million or 20 cents per diluted share. On a non gap basis, second quarter adjusted net earnings, we're $1.7 million, or 16 cents per diluted share, compared with first quarter adjusted net earnings of $2.1 million or 21 cents per diluted share. Diluted average share is outstanding, worth $10, 334,894 on June, 30th.

During the second quarter we did not issue or repurchase any shares. As of June, 30, 2017 we have repurchased accumulative total of $297,000 (owe to owe) shares, or approximately 2.8% of our outstanding common stock, and at a net cost of $1.2 million or $4 per share. Average depreciation and appreciation expense, was $373,000 for the second quarter compared to $150,000 from the first quarter.

Acquired in tangible amortization, was $249,000 in the second quarter, an increase of $196,000 from the first quarter. And the increase in tangible amortization was related to the acquisition of Ambrell.

As I noted previously, we have not yet completed our purchase price allocation for Ambrell and we expect the amount of quarterly amortization to increase in the third quarter, as we reflect a full quarter of Ambrell's operations.

EBITDA was $2.7 million for the second quarter, down $614,000 or 18% from the $3.3 million in EBITDA reported for the first quarter. Consolidated head count at the end of June, which includes temporary staff, was 217, an increase of 123 staff from the level we had at March 31st. Included in the June total, with 93 Ambrell staff and adjusted for this amount, our staff would be 124 at the end of June, up one from the end of March.

I will now turn to our balance sheet. Cash and cash equivalents at the end of the second quarter were $7.6 million, down $19.6 million from March 31st. We used $23.2 million in cash for the Ambrell transaction to fund the purchase price and pay transaction related expenses. We currently expect cash and cash equivalents to increase throughout the balance of 2017.

Accounts receivable increased to $11.9 million at June 30th, an increase of $2.1 million sequentially. Included in this amount was $3.4 million for Ambrell. Adjusted to exclude this amount, accounts receivable would have been $8.6 million, an increase of $3.2 million or 59% sequentially. The increase in receivables was related to increased sales in to Asia, where credit terms are longer than in other parts of the world.

Inventory increased $2.3 million to $6.2 million at the quarter end. Included in this amount was $1.9 million for Ambrell. Adjusted to exclude this amount, inventories would have been $4.3 million, an increase of $608,000 or 17% sequentially. The growth in inventories was in response to expected shipments in the third quarter.

Capital expenditures during the second quarter were $89,000, down from $114,000 in the first quarter. Included in the second quarter capital expenditures was $7,000 for Ambrell.

Bob provided consolidated and segment revenues and booking data earlier. The backlog at the end of June was $11.1 million, up from $8.2 million at the end of March. Included in June 30th backlog was $4.4 million for Ambrell. Excluding this amount, backlog would have been $6.6 million, down $1.6 million from the end of March.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenue for the quarter ended September 30, 2017 will be in the range $17.5 million to $18.5 million and that net earnings will range from 12 cents to 16 cents per diluted share.

We currently expect that our Q3 2017 product mix will be less favorable, as compared with the second quarter, and that the third quarter gross margin will range from 48 to 50%. Operator, that concludes our formal remarks, we can now take questions.

Operator:

Thank you. Ladies and gentlemen, if you would like to ask an audio question, you may do so by pressing star one on your touchtone phone. Again, that is star one for audio questions. And your first question comes from the line of Tomer Cohen with Five Roads Capital.

Tomer Cohen:

Good afternoon, congrats on another good quarter.

Hugh Regan:

Thank you, Tomer.

Tomer Cohen:

I've got a couple of questions about Ambrell's business. Maybe if you could just start by helping me understand, who are the competitors that Ambrell faces off against?

Hugh Regan:

Jim, would you like to respond to that?

James Pelrin:

Certainly. Ambrell - the induction heating market can be looked upon in two sectors. One is from the 1 to 500 kilowatt products and the other is above 500 kilowatt products. Ambrell does not offer products above 500 kilowatts, those are generally for heavy machinery, smelting, and that type of thing.

Instead, they're in the manufacturing process realm, which is 500 watts and below. And we view that market as being about a $400 million market. And it's composed of about 20 competitors. Of that, four or five of them are about double Ambrell's size. There's a couple that are equivalent and all the rest are $15 million or less in revenue.

So Ambrell is - it's a strange market in that there is not a single large dominant player. Now, I might add that several of their competitors, like Ajax, Tocco and Inductotherm, are much larger companies. But if you look at only the induction heating component of their revenue, that's management's best guess.

Tomer Cohen:

OK. That's helpful. And then, maybe if you could - you could help me understand, what are your competitive advantages and how you differ from the rest of the market?

James Pelrin:

Well Ambrell specializes in their application engineering. And they actually customize their products to suit whatever the application might be. They do a lot of work with tier one automotive companies that are actually embedding Ambrell's product in their manufacturing process.

They do a lot of work with integrators. All of the major integrators that serve several different industries because Ambrell's application engineering and application labs worldwide, are able to provide a customized solution that not only provides the heating component but also the fit for the manufacturing process.

Tomer Cohen:

And I saw that some of your revenues come from a large electric car manufacturer. Can you give me a rough sense of what percentage of your revenues are for that manufacturer? Is it it half the business? Is it a much smaller amount? Can you give a rough sense?

James Pelrin:

It's a much smaller amount. It's very significant but it's much smaller. And its business that has occurred over a couple of years and is - seemed to be occurring in the future as well.

What's really significant is that the application to the electric car manufacturer is -- Ambrell is looking to proliferate that through all of the other electric car manufacturers that are emerging on the marketplace because induction heating is really the way to go when you're adjoining parts - when you're adjoining metal parts.

And that's the use of - in this particular case, where each electric motor that drives each wheel, the axel is actually inserted into the motor by expanding it through induction heating very quickly. And then, inserting the shaft and then allowing it to cool. And it heat seals and heat contracts around it. It's stronger than a weld.

But most importantly, it's perfectly balanced. If you use mechanical connectors, you have a lot of welding. You have a lot of opportunity for imprecise balance. So this is something that Ambrell sees as an emerging market for them.

Tomer Cohen:

Yes. And would you expect that as the electric car manufacturing grows, you would capture all that market? I mean, are you the only induction manufacturer who can sell to that market or do you think you'll be one of many players there?

James Pelrin:

Well I think that Ambrell has a strong leg up because they were the first in there. They have a - you know, their customer base is well respected. And so, I think that they are in a very favorable position. But it's hard for anybody to say that they're going to - they're going to capture a market entirely when you're talking about automotive manufacturing.

Tomer Cohen:

Yes, that makes sense. All right, I have more questions but I'm going to hop back in line, let somebody else ask questions, and then I'll come back. So, thank you.

Hugh Regan:

Thank you, Tomer.

Operator:

As a reminder, if you would like to ask an audio question, press star one. And you do have a follow up question from Tomer Cohen with Five Roads Capital.

Tomer Cohen:

Looks like I don't have to wait long.

Hugh Regan:

No, you don't, Tomer. Keep going.

Tomer Cohen:

So I'm just curious, the management of Ambrell, they had a lot of equity in the business before you bought them. And I'm curious, did you buy out their equity or did that roll over - how did that work?

Hugh Regan:

We actually, we purchased all of the equity of Ambrell Corporation. So, we bought out management. And, that was determined in advance. In other words, we wanted to own 100% of the company. We do plan to clearly incentivize key player in management with restricted stock awards but we did purchase all of the equity.

Tomer Cohen:

I see. And, did that management team have to commit to stay with you a certain period or are you worried about turnover in management now that you acquired then?

Hugh Regan:

They did not - for instance they're not bound to us with employment other than the CEO is bound to us with an employment agreement. His direct reports are not -- there - it's a very strong team. They seem to be very focused and driven and we're putting incentives in place to make sure to keep them there. So, I think the situation is being well handled but the only one who is tied up for a period of time is the CEO.

Jim Pelrin:

Let me also add that they were owned by a PEG and they all knew what that meant. They were looking forward to being acquired and they very much have welcomed inTEST with open arms.

Tomer Cohen:

Yes. That makes sense. And this touches on another question I had, can you say anything publically about why Graylock wanted to sell Ambrell? Is it just their holding period was up and they needed to return money to investors or was there something else there.

Hugh Regan:

Well, it's actually Graycliff is the name of the private equity firm.

Tomer Cohen:

Sorry.

Hugh Regan:

And, they were about two and a half years into a plan four to five year hold. We had approached them about the opportunity as we were looking at across the industry and many industries for opportunity.

And, we began a dialog with them and were able to convince them that it was appropriate for them to sell the business prior to their planned execution. So, it was not an auction situation. We find we do better where we approach companies that are not in play and speak with them about joining inTEST.

Tomer Cohen:

Yes. That makes sense. OK. And, I guess, last set of questions has to do with Allen Holt's passing. I was sorry to see that. I'm just curious how much work do you need to do to replace the value he was bringing to the board and how much was he able to do to aide you before he passed away?

Robert Matthiessen:

Hey, Tomer, this is Bob Matthiessen. Since I'm replacing him I guess I should answer it. Alyn was actually on a path of retirement when he passed away. We had gradually been moving the things he's been doing onto my plate. And, we were almost there at any rate. So, it really has no impact on us from that direction

Tomer Cohen:

OK. Well, been a lot of great things happening, the company and thanks for all your hard work.

Hugh Regan:

We appreciate your thoughts and comments. Thank you, Tomer.

Operator:

And, your next question comes from the line of George Melas with MKH Management.

George Melas:

Good afternoon, guys. Congratulations.

Hugh Regan:

Hey, George.

Robert Matthiessen:

Hey, George.

George Melas:

Quick question on the non-ATE inTEST business. Can you give us a little bit of color by vertical? Yes. That's basically it.

Hugh Regan:

Sure. For the quarter ended June 30, non-ATE revenues were $5.7 million and the largest market, they're split really between two large markets which are telecom clearly driven by the optical transceiver business. And that represented just about $2.2 million. And then another $2.2 million in the industrial market which is basically the Ambrell business that we acquired during the quarter. And, we'll remind people that is only five weeks of business as opposed to a full quarter. And, we also had strength during the quarter in the automotive sector as well as the (mill aero) sector both of which were right around the half million dollar mark.

George Melas:

OK, great. That's it for me. Congratulations, again.

Hugh Regan:

Thank you, George.

Operator:

Mr. Regan were there any questions that were submitted in advance, if there were please go ahead and address those now.

Hugh Regan:

Sure, thank you, operator. The one other question that we did receive that we'll speak to right now is what do you expect to pay for the earn out related to Ambrell. We've established a liability on our books relative to Ambrell and that liability that was established was - excuse me, $2.3 million.

I would expect we'll pay more than that because that's a present valued rate. We could pay up to $18 million. I think when we closed the deal the PEG was very optimistic that Ambrell would hit certain targets.

While if it hits those targets we'll be thrilled to pay the $18 million. My gut says to me the answer lies probably somewhere in the middle. And, my expectation is that we'll pay probably somewhere between $5 million and $9 million at the end of the day. That's it for questions. Operator?

[Closing remarks omitted]